Exhibit 99.1

                                                                  Contact:
                                                                  Bea Slizewski
                                                                  Agrilink Foods
                                                                  585-264-3189


             AGRILINK FOODS ANNOUNCES NAME CHANGE TO BIRDS EYE FOODS

Rochester, NY - January 29, 2003...Agrilink Foods, Inc. today announced that it is changing its name to Birds Eye Foods, Inc., effective February 10, 2003. Only the company name will change, there is no impact on the organization's structure or ownership.

     "Birds Eye is a brand that's instantly recognizable," said Agrilink Foods chairman, president and CEO Dennis M. Mullen, "and carries with it an image of high quality and consumer trust. Birds Eye's founder, Clarence Birdseye, is credited with starting the frozen food industry, and today, as the nation's largest processor of frozen vegetables, it makes perfect sense for us to carry this prestigious name.

     "Rest assured," Mullen added, "that this name change does not take away from our many other important brands and sales channels, which remain critical to our growth strategy. We own over 40 brands and their names are not changing," he emphasized, " only the corporate entity is being renamed. All of our brands have long been known for quality and as innovative food products, and as we go forward under the Birds Eye Foods umbrella, we will do so with a continuing commitment to meet our customers' and the consumers' needs, and provide the fine service long associated with this organization."

     Rochester-based Agrilink Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 30 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Agrilink Foods include canned vegetables (Freshlike and Veg-All); pie fillings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Agrilink Foods also produces many of these products for the private label, food service and industrial markets.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' Annual Report on Form 10-K equivalent for the fiscal year ended June 29, 2002 as well as other reports and information filed by Agrilink Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.
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